Exhibit C.

                             JOINT FILING AGREEMENT

                  The undersigned hereby agree that the Statement on Schedule 13D, dated November 21, 1997, (the "Schedule 13D"), with respect to the Sponsored ADRs, par value $0.0001 per share, of Select Software Tools, Ltd. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 21st day of November, 1997.



ARCHERY CAPITAL, LLC                       PHAROS FUND LIMITED



By:  /s/   Erinch Ozada                    By:  /s/   Philip C. Pedro
     ------------------------------            --------------------------------
Name:  Erinch Ozada                        Name:  Philip C. Pedro
Title: Managing Member                     Title: Secretary




LIGHTHOUSE PARTNERS USA, L.P.

By:  ARCHERY CAPITAL, LLC
     its General Partner



By:  /s/   Erinch Ozada
     ------------------------------
Name:  Erinch Ozada
Title: Managing Member